                                Exhibit 99.1

Madrigal Pharmaceuticals Reports Third-Quarter 2026 Financial Results and Provides Corporate Updates

•Third-quarter 2026 Rezdiffra® (resmetirom) net sales of $431.3 million, representing year-over-year growth of 50%; achieved first quarter of profitability
•Rezdiffra reaches a major milestone, achieving blockbuster status with year-to-date net sales of $1.1 billion
•As of Sept. 30, 2026, more than 55,850 patients on Rezdiffra, nearly doubling from 3Q25, reflecting continued strong prescriber adoption and high patient demand
•U.S. F2-F3 MASH market is accelerating, growing to more than 530,000 addressable patients through June 30, 2026, on track for more than 30% growth by YE26
•Madrigal strengthens its leadership position in well-compensated MASH cirrhosis (F4c) with new MAESTRO-CSPH outcomes clinical trial; MAESTRO-NASH OUTCOMES on track, data expected late 2027
•Reports cash, cash equivalents, restricted cash and marketable securities of $961.8 million as of Sept. 30, 2026
•Appointed John C. Reed, M.D., Ph.D., to Board of Directors
•Company to host conference call today, Nov. 3, 2026, at 8 a.m. EST

CONSHOHOCKEN, Pa., Nov. 3, 2026 – Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL), a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), today reports third-quarter 2026 financial results and provides corporate updates.

Bill Sibold, Chief Executive Officer of Madrigal, stated: “Madrigal delivered another strong quarter, driven by continued Rezdiffra demand, deepening prescriber adoption and accelerating market growth. Rezdiffra surpassed $1 billion in year-to-date net sales, achieving blockbuster status less than three years after launch, and we are still early in a rapidly growing market. Our latest analysis shows the addressable U.S. F2-F3 market is on track to increase more than 30 percent by year-end 2026, reinforcing how quickly this category is developing and the significant runway ahead.”

Sibold continued: “Madrigal’s next major opportunity is in well-compensated cirrhosis, or F4c, an urgent unmet need for patients. Our objective in F4c is clear: be first and best. Our ongoing MAESTRO-NASH OUTCOMES trial positions us to deliver the first approved therapy to patients with this advanced stage of MASH. MAESTRO-CSPH is our new, Phase 3, practice-shaping trial that we expect will extend our competitive advantage and strengthen our long-term leadership in this rapidly growing market.”

Third Quarter 2026 and Recent Corporate Updates
•Strengthens leadership in well-compensated MASH cirrhosis (F4c) with new MAESTRO-CSPH Phase 3 outcomes trial
oMadrigal plans to initiate MAESTRO-CSPH, a second Phase 3 event-driven outcomes trial that builds on its ongoing MAESTRO-NASH OUTCOMES study. The trial is expected to enroll more than 2,000 F4c patients, with a population significantly enriched for clinically significant portal hypertension (CSPH). It is designed to generate the broadest dataset in F4c and support validation of noninvasive biomarkers for Rezdiffra and future pipeline programs. Trial initiation is expected in the first half of 2027, subject to regulatory discussions.
•Madrigal to have strong presence at upcoming AASLD Liver Meeting
oMadrigal will have a significant presence at the upcoming American Association for the Study of Liver Diseases (AASLD) Liver Meeting taking place Nov. 5-9 in Denver, CO. Resmetirom will be featured in more abstracts than any other MASH therapy at the conference. Eighteen Madrigal abstracts have been accepted, including 13 abstracts based on real-world evidence where the largest data set spans nearly 12,000 patients, underscoring the breadth of Madrigal’s evidence-generation program for Rezdiffra and MASH.
•Journal of Hepatology publication demonstrates Rezdiffra’s consistent efficacy across common MASH genetic risk variants
oSecondary analysis of the Phase 3 MAESTRO-NASH trial demonstrated Rezdiffra improved histology and MRI-PDFF across common genetic variants associated with MASH progression including PNPLA3, HSD17B13, TM6SF2, MTARC1 and MBOAT7, reinforcing Rezdiffra as a foundational treatment.
•Appointed John C. Reed, M.D., Ph.D., to Madrigal’s Board of Directors
oIn August, Dr. John Reed was appointed to Madrigal’s Board of Directors. Currently Dr. Reed serves as Executive Vice President, Innovative Medicine, Research & Development at Johnson & Johnson where he leads research and development across oncology, immunology and neuroscience. He previously held executive leadership positions at both Sanofi and Roche.

Third-Quarter 2026 Financial Results
•Total Revenues: Third-quarter 2026 net revenues were $431.3 million, an increase of 50% compared to $287.3 million in the comparable prior year period, driven by increased demand for Rezdiffra in the U.S. in 2026.
•Operating Expenses: Third-quarter 2026 operating expenses were $375.3 million, inclusive of $38.9 million in non-cash stock-based compensation expense, compared to $401.2 million, inclusive of $26.3 million in non-cash stock-based compensation expense, in the comparable prior year period.
oCost of Sales: Third-quarter 2026 cost of sales was $37.8 million compared to $18.1 million in the comparable prior year period. The increase in cost of sales was primarily driven by higher royalties payable to Roche as a result of increased net sales of Rezdiffra in 2026.
oR&D Expenses: Third-quarter 2026 R&D expenses were $71.8 million compared to $174.0 million in the comparable prior year period, both inclusive of non-cash stock-based compensation. The decrease in R&D expenses was primarily due to the one-time, upfront business development expense of $117.3 million in the comparable prior year period.
oSG&A Expenses: Third-quarter 2026 SG&A expenses were $265.7 million compared to $209.1 million in the comparable prior year period, both inclusive of non-cash stock-based compensation. The increase in SG&A expenses was primarily due to continued investment in commercial activities for Rezdiffra, including headcount for the endocrinology field force expansion that began in the fourth quarter of 2025, and marketing efforts, including a direct-to-consumer (DTC) campaign.
•Net Income: Third-quarter 2026 net income was $55.4 million, or $1.90 per basic share and $1.83 per diluted share, compared to a net loss of $114.2 million, or $4.01 per basic and diluted share, in the comparable prior year period.
•Cash, Cash Equivalents, Restricted Cash and Marketable Securities: As of Sept. 30, 2026, Madrigal had cash, cash equivalents, restricted cash, and marketable securities of $961.8 million compared to $988.6 million as of Dec. 31, 2025.

Conference Call and Webcast
At 8 a.m. EST today, Nov. 3, 2026, Madrigal will host a webcast to review its financial and operating results and provide a general business update. To access the webcast, please visit the investor relations section of the Madrigal website or click here to register. An archived webcast will be available on the Madrigal website following the event.

About MASH
Metabolic dysfunction-associated steatohepatitis (MASH) is a serious liver disease that can progress to cirrhosis, liver failure, liver cancer, the need for liver transplantation, and premature mortality. MASH is the leading cause of liver transplantation in women and the second leading cause of all liver transplantation in the U.S. It is the fastest-growing indication for liver transplantation in Europe.

Once patients progress to MASH with moderate to advanced liver fibrosis (consistent with stages F2 to F3 fibrosis), the risk of adverse liver outcomes increases dramatically: these patients have a 10 to 17 times higher risk of liver-related mortality as compared to patients without fibrosis. Patients with MASH who progress to cirrhosis face a 42 times higher risk of liver-related mortality, underscoring the need to treat MASH before complications of cirrhosis develop. MASH is also an independent driver of cardiovascular disease, the leading cause of mortality for patients.

As disease awareness improves and disease prevalence increases, the number of diagnosed patients with F2 to F4c MASH is growing.

About Madrigal
Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), a liver disease with high unmet medical need. Madrigal’s medication, Rezdiffra (resmetirom), is a once-daily, oral, liver-directed THR-β agonist designed to target key underlying causes of MASH. Rezdiffra was the first medication approved by both the FDA and European Commission for the treatment of MASH with moderate to advanced fibrosis (F2 to F3). An ongoing Phase 3 outcomes trial is evaluating Rezdiffra for the treatment of compensated MASH cirrhosis (F4c). For more information, visit www.madrigalpharma.com.

Forward Looking Statements
This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to the expected growth of Rezdiffra, expected growth of the MASH market, Madrigal’s leadership position in the MASH sector, the potential benefit of resmetirom in patients with compensated MASH cirrhosis, the expected receipt of data from the MAESTRO-NASH OUTCOMES trial in late 2027, the expected initiation of the MAESTRO-CSPH trial in the first half of 2027, the potential impact of positive results from Madrigal’s outcomes trials, expectations regarding competitor trials and the potential benefit of Madrigal’s pipeline candidates in the treatment of MASH. Forward-looking statements are based on Madrigal’s beliefs and assumptions on information currently available to it and are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; Madrigal’s ability to successfully commercialize Rezdiffra in the U.S. and Europe; conditions imposed by regulators relating to the scope and design of Madrigal’s clinical trials; risks related to obtaining and maintaining regulatory approvals, including, but not limited to, potential regulatory delays or rejections; Madrigal’s history of operating losses and the possibility that it may never achieve or maintain consistent profitability; risks associated with meeting the objectives of Madrigal’s clinical trials, including, but not limited to the ability to achieve enrollment objectives concerning patient numbers (including an adequate safety database), outcomes objectives and/or timing objectives for Madrigal’s trials; any delays or failures in enrollment, and the occurrence of adverse safety events; risks related to the effects of Rezdiffra’s (resmetirom’s) mechanism of action or of any other product candidate; market demand for and acceptance of Rezdiffra; Madrigal’s ability to service indebtedness and otherwise comply with debt covenants; outcomes or trends from competitors; future topline data timing or results; Madrigal’s ability to prevent and/or mitigate cyber-attacks; Madrigal’s ability to protect its intellectual property rights; the uncertainties inherent in clinical testing; uncertainties concerning analyses or assessments outside of a controlled clinical trial; and changes in laws and regulations applicable to Madrigal’s business and its ability to comply with such laws and regulations. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by applicable law, Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s reports filed with the U.S. Securities and Exchange Commission (SEC) for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the sections appearing in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2025, and as updated from time to time by Madrigal’s other filings with the SEC.

Madrigal may use its website to comply with its disclosure obligations under Regulation FD. Therefore, investors should monitor Madrigal’s website in addition to following its press releases, filings with the SEC, public conference calls, and webcasts.
Madrigal Pharmaceuticals, Rezdiffra® and associated logos are trademarks of Madrigal Pharmaceuticals, Inc.
Investor Contact
Tina Ventura, IR@madrigalpharma.com

Media Contact
Christopher Frates, media@madrigalpharma.com

(tables follow)

Madrigal Pharmaceuticals, Inc.
Condensed Consolidated Statement of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2026	2025	2026	2025
Revenues:				
Product revenue, net	$ 431,268	$ 287,268	$ 1,106,857	$ 637,320
Operating expenses:				
Cost of sales	37,815	18,122	104,669	31,700
Research and development	71,755	174,004	271,625	272,257
Selling, general and administrative	265,709	209,117	823,605	573,851
Total operating expenses (1)	375,279	401,243	1,199,899	877,808
Income (loss) from operations	55,989	(113,975)	(93,042)	(240,488)
Interest income	8,239	10,308	23,586	27,905
Interest expense	(8,069)	(7,451)	(23,828)	(14,012)
Loss on extinguishment of debt	-	(2,779)	-	(2,779)
Other expense, net	(717)	(293)	(3,604)	(335)
Net income (loss)	$ 55,442	$ (114,190)	$ (96,888)	$ (229,709)
Net income (loss) per common, Series A preferred and Series B preferred share:				
Net income (loss) per common, Series A preferred, and Series B preferred share - basic	$ 1.90	$ (4.01)	$ (3.32)	$ (8.12)
Net income (loss) per common, Series A preferred, and Series B preferred share - diluted	$ 1.83	$ (4.01)	$ (3.32)	$ (8.12)
Weighted average number of shares outstanding - basic (2)	29,247,673	28,508,089	29,142,570	28,276,865
Weighted average number of shares outstanding - diluted (2)	30,313,137	28,508,089	29,142,570	28,276,865
(1) Amounts include non-cash stock-based compensation expense as follows:				
Cost of sales	$ 138	$ -	$ 363	$ -
Research and development	8,676	6,473	23,401	17,042
Selling, general and administrative	30,133	19,779	84,572	55,300
Total stock-based compensation	$ 38,947	$ 26,252	$ 108,336	$ 72,342

(2) Basic weighted average shares outstanding reflect the weighted-average impact of common stock, previously issued pre-funded warrants, previously issued Series A and Series B convertible preferred shares outstanding, and earned PSUs during the period. Diluted weighted average shares outstanding also include the weighted average incremental shares from dilutive stock-based awards and warrants, as applicable.

Madrigal Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2026	December 31, 2025
Cash, cash equivalents, restricted cash and marketable securities	$ 961,771	$ 988,649
Trade receivables, net	227,377	134,476
Other current assets	197,961	122,645
Other non-current assets	47,280	13,819
Total assets	$ 1,434,389	$ 1,259,589
Liabilities and Equity		
Current liabilities	$ 454,244	$ 310,288
Long-term liabilities	353,204	346,612
Stockholders' equity	626,941	602,689
Total liabilities and stockholders' equity	$ 1,434,389	$ 1,259,589